UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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QUESTCOR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2013
To Our Shareholders:
You are invited to attend the 2013 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc. to be held on May 24, 2013 at 8:00 a.m. Pacific Time at our northern California office, located at 26118 Research Place, Hayward, California 94545.
The matters expected to be acted upon at the meeting are described in the following Notice of the 2013 Annual Meeting of Shareholders and Proxy Statement.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. These rules allow us to make our shareholders aware of the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, which provides instructions for how to access the full set of proxy materials through the Internet or make a request to have printed proxy materials delivered by mail. We believe compliance with these rules allows us to provide our shareholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and significantly reducing the environmental impact of our annual meetings.
We hope that you use this opportunity to participate in the affairs of Questcor by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible using one of the voting methods made available to you. Please review the voting instructions described in the accompanying proxy statement as well as in the Notice you previously received in the mail. Returning the proxy card included in the proxy materials does not preclude you from attending the Annual Meeting and voting your shares in person.
If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the Annual Meeting, as described in the “How can I attend the Annual Meeting?” question, which can be found on page 2 of the accompanying proxy statement.
Thank you for your interest in Questcor.

Sincerely,

Don M. Bailey President and Chief Executive Officer

QUESTCOR PHARMACEUTICALS, INC.
1300 North Kellogg Drive, Suite D
Anaheim, California 92807
NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Questcor Pharmaceuticals, Inc.:
NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc., a California corporation, will be held on May 24, 2013 at 8:00 a.m. Pacific Time at our northern California office, located at 26118 Research Place, Hayward, California 94545, to consider and vote upon the following proposals:

1.	To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers.

3.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The proposals and other related matters are more fully described in the proxy statement accompanying this notice.
Shareholders of record at the close of business on April 4, 2013, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of that date, 59,554,145 shares of our common stock were outstanding and entitled to vote. All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of our Board of Directors,

Michael H. Mulroy Corporate Secretary
Anaheim, California
April 12, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2013
The Proxy Statement and our Annual Report for the year ended December 31, 2012 are available at http://www.edocumentview.com/QCOR.
YOUR VOTE IS IMPORTANT
For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the information set forth in the “If I am a shareholder of record of Questcor shares, how do I vote?” and the “If I am a beneficial owner of Questcor shares held in street name, how do I vote?” questions in the accompanying proxy statement or, if you requested printed proxy materials, your enclosed proxy card.

QUESTCOR PHARMACEUTICALS, INC.
1300 North Kellogg Drive, Suite D
Anaheim, California 92807
PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
Questions and Answers about the Annual Meeting and Voting
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by our Board of Directors of Questcor Pharmaceuticals, Inc., a California corporation, of proxies to be voted at our 2013 Annual Meeting of Shareholders and at any adjournment or postponement thereof.
The Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials are being mailed on or about April 12, 2013. The form of proxy and voting instructions are being mailed on or about April 22, 2013.
When and where will the Annual Meeting be held?
You are invited to attend our Annual Meeting on May 24, 2013, beginning at 8:00 a.m. Pacific Time. The Annual Meeting will be held at our northern California office, located at 26118 Research Place, Hayward, California 94545.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, which we refer to as the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, on April 12, 2013, we mailed a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual meetings.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this proxy statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, this proxy statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this proxy statement or the Annual Report, shareholders may write or call us at the following address and telephone number of our principal executive offices:
Investor Relations
Questcor Pharmaceuticals, Inc.
1300 North Kellogg Drive, Suite D
Anaheim, California 92807
(714) 786-4200

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What am I being asked to vote upon?
At the Annual Meeting, our shareholders will be asked to:

•	elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified (Proposal No. 1);

•	vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (Proposal No. 2);

•	ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 3); and

•	act upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Who is entitled to vote at the Annual Meeting?
Each holder of record of our common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting, as well as one vote for each director standing for election.
For the election of directors, our Articles of Incorporation authorize our shareholders to use “cumulative voting,” which increases the ability of shareholders to elect certain nominees to our Board of Directors. Any shareholder attending the Annual Meeting or voting by proxy may elect to invoke cumulative voting. If cumulative voting is invoked by any such shareholder, each shareholder of record of common stock on the record date may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting. Cumulative voting can be invoked if and only if at least one shareholder gives notice before the Annual Meeting that he or she intends to cumulate votes. If cumulative voting applies to the election of directors at the Annual Meeting, each shareholder of record of common stock on the record date will have a number of votes equal to the number of directors to be elected multiplied by the number of shares of record held by the shareholder. In the event that cumulative voting is invoked, each holder of record of common stock on the record date may cast all of their votes for one candidate or may distribute their votes among different candidates. In addition, in the event that cumulative voting is invoked, proxy holders will vote in a manner that provides the best chance that Questcor's nominees standing for election are elected.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder's instructions.
How can I attend the Annual Meeting?
Shareholders must present a form of government-issued personal photo identification in order to be admitted to the Annual Meeting. If your shares are held in street name, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your nominee are examples of acceptable proof of ownership.
The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting room at the Annual Meeting.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

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Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by us. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

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Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a

“vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
If I am a shareholder of record of Questcor's shares, how do I vote?
There are three ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

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Via the Internet. You may vote by proxy via the Internet by following the instructions provided to you in the Notice or the proxy card. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Central Time on May 24, 2013 by visiting www.envisionreports.com/QCOR and following the instructions. Our Internet voting procedures are designed to authenticate shareholders by using individual control numbers, which are located on the Notice. If you vote by Internet, you do not need to return your proxy card.

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By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If the envelope provided is missing, please mail your completed proxy card to Questcor Pharmaceuticals, Inc., c/o Proxy Services, Computershare Trust Company, N.A., P.O. Box 43101, Providence, Rhode Island 02940-5067.

If I am a beneficial owner of shares held in street name, how do I vote?
There are three ways to vote:

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In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

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Via the Internet. You may vote by proxy via the Internet by following the instructions provided to you in the Notice. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Central Time on May 24, 2013 by visiting www.envisionreports.com/QCOR and following the instructions. Our Internet voting procedures are designed to authenticate shareholders by using individual control numbers, which are located on the Notice. If you vote by Internet, you do not need to return your proxy card.

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By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided. If the envelope provided is missing, please mail your completed vote instruction form to Questcor Pharmaceuticals, Inc., c/o Proxy Services, Computershare Trust Company, N.A., P.O. Box 43101, Providence, Rhode Island 02940-5067.

What happens if I do not give specific voting instructions?

•	Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

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Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?
The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1 and No. 2.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting or present by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld, or abstained, or if they are broker non-votes, if you:

•	are present at the Annual Meeting; or

•	have voted on the Internet, or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to a matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, the six nominees receiving the highest number of “FOR” votes of the shares entitled to be voted for them will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. For Proposal No. 1, the Inspector of Elections appointed for the Annual Meeting will count the votes “FOR,” and “AGAINST,” or “WITHHELD.” Votes that are voted “WITHHELD” and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting, but will have no effect and will not be counted towards the vote total for Proposal No. 1.
Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2. For Proposal No. 2, the Inspector of Elections appointed for the Annual Meeting will count the votes “FOR,” and “AGAINST,” or “ABSTAIN.” Votes that are voted “ABSTAIN” and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting, but will have no effect and will not be counted towards the vote total for Proposal No. 2.
Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3. For Proposal No. 3, the Inspector of Elections appointed for the Annual Meeting will count the votes “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions have no effect and will not be counted towards the vote total for Proposal No. 3.
In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.
What can I do if I change my mind after I vote my shares?
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the “If I am a beneficial owner of shares held in street name, how do I vote?” question on page 3 of this proxy statement.
All shares that have been properly voted and not subsequently revoked will be voted at the Annual Meeting.
What shares are included on the proxy card?
If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

•	in certificate form; and

•	in book-entry form;
and if you are a Questcor employee you will receive only one proxy card for all the shares you hold:

•	in our Amended and Restated 2003 Employee Stock Purchase Plan; and

•	shares of restricted stock awarded to you (including shares which are not yet vested).
If you are a beneficial owner, you will receive voting instructions, and information regarding the householding, or consolidation, of your vote, from your bank, broker or other holder of record.
Is there a list of shareholders entitled to vote at the Annual Meeting?
The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time, at our principal executive offices at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807. Please contact our Corporate Secretary at our principal executive offices to obtain such a listing.
Could other matters be decided at the Annual Meeting?
At the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the designated proxies appointed by our Board of Directors (the persons named on your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, mailing and electronic distribution or hosting of this proxy statement, the proxy and any additional information furnished to shareholders. If necessary, we may retain a proxy solicitor to assist in the solicitation of proxies for a reasonable fee for which we will bear the entire cost.
Electronic copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, beneficially owned by others to electronically distribute to such beneficial owners.
We will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, email or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.
Who will count the vote?
Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2014 annual meeting of shareholders?

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Requirements for Shareholder Proposals to Be Considered for Inclusion in Ouestcor's Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders must be received no later than December 13, 2013. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to our principal executive offices located at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807.

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Requirements for Shareholder Proposals to Be Brought Before the 2014 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2014 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders, must be delivered to our principal executive offices located at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807 not earlier than the close of business on January 13, 2014 and no later than the close of business on February 11, 2014. In addition, your notice must satisfy the conditions for such proposals set forth in our Amended and Restated Bylaws, which contain requirements with respect to director nominations and other shareholder proposals.
What is the process for shareholders to communicate with our Board of Directors?
Shareholders who wish to contact our Board of Directors or any of its individual members may do so by writing to Questcor Pharmaceuticals, Inc. at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807. Correspondence directed to an individual director is referred, unopened, to that member. Correspondence not directed to a particular director is referred, unopened, to the Chairman of our Board of Directors, who then bears the responsibility of providing copies of the correspondence to all directors, as he deems appropriate.
PROPOSAL 1
ELECTION OF DIRECTORS
Our shareholders will be voting on the election of the six (6) nominees listed below. Each director elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected and our Board of Directors has no reason to believe that any nominee will be unable to serve.
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The nominees receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other effect upon the election of directors under California law. Under California law and our Amended and Restated Bylaws, if any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes for the election of directors. The proxy holders will cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of our nominees as possible.
Nominees
The nominees discussed below all currently serve as directors of Questcor. Our Board of Directors, with input from its Nominating and Corporate Governance Committee, from time to time reviews the composition of our Board of Directors and whether any changes to its composition, including through the addition of a new director or directors, are necessary or appropriate. Among other factors, our Board of Directors considers balancing continuity on the Board with the benefit of proposing changes to the Board, including by adding new directors. A majority of our directors joined the Board within the past five years. Our Board of Directors also seeks to have directors with diverse professional experiences in an effort to ensure that multiple points of view are available to our Board of Directors during its deliberations. For information regarding the factors that are considered in evaluating director nominees, please see the Nominating and Corporate Governance Committee section below.
The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation
Don M. Bailey	67	President and Chief Executive Officer, Questcor; Director
Neal C. Bradsher	47	President, Broadwood Capital, Inc.; Director
Stephen C. Farrell	47	Chief Executive Officer, Convey Health Solutions, Inc.; Director
Louis Silverman	54	Advisor; Director
Virgil D. Thompson	73	Chief Executive Officer, Spinnaker Biosciences, Inc.; Director
Scott M. Whitcup, M.D.	53	Executive VP & Chief Scientific Officer, Allergan, Inc.; Director

Don M. Bailey joined our Board of Directors in May 2006. Mr. Bailey was appointed as our interim President in May 2007 and was appointed as our President and Chief Executive Officer in November 2007. Mr. Bailey has been Chairman of the board of directors of STAAR Surgical Company since April 2005. STAAR Surgical Company is a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Broadwood Partners, L.P., a partnership controlled by Neal C. Bradsher, owns approximately 16% of STAAR Surgical. Mr. Bailey was the Chairman of the board of directors of Comarco, Inc. from 1998 until 2007, and was employed by Comarco, where he served as its Chief Executive Officer from 1991 until 2000. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California, and an M.B.A. from Pepperdine University.
We believe that Mr. Bailey's qualifications to continue to serve on our Board of Directors include his serving as our interim President since May 2007, and as our President and Chief Executive Officer since November 2007, as well as his over 12 years of experience as a chief executive officer of various corporations, and his over 20 years of experience as a director of various public companies. During Mr. Bailey's tenure as our President and Chief Executive Officer, we have served dramatically increasing numbers of patients suffering from difficult-to-treat diseases, including babies suffering from infantile spasms as well as adult populations suffering from other difficult-to-treat diseases. Included in this patient service is the provision of $305 million in free drug provided to patients in need from September 2007 through March 2013. In addition, under Mr. Bailey's leadership, we have generated strong shareholder returns, with our stock price appreciating by approximately 647% from May 1, 2008 to April 4, 2013. We also have returned $364.0 million to our shareholders via share buybacks and dividends during this same period.
Neal C. Bradsher, CFA, joined our Board of Directors in March 2004. Since 2002, Mr. Bradsher has been the founder and President of Broadwood Capital, Inc., a New York-based private investment firm that is a shareholder of Questcor. Mr. Bradsher currently is a director of BioTime, Inc., whose board of directors he joined in July 2009. BioTime is a biotechnology company focused on regenerative medicine, an emerging field of therapeutic product development based on technologies developed in stem cell research. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst.
We believe that Mr. Bradsher's qualifications to continue to serve on our Board of Directors include his extensive record as a successful investor in public companies, including companies in the healthcare industry, his record as a shareholder activist, his experience in implementing corporate governance initiatives that have led to increases in shareholder value, and his extensive financial analyst background. A partnership managed by Mr. Bradsher provided a portion of the financing that enabled us to purchase Acthar in 2001, upgrade the manufacturing process for Acthar, and make other investments that enabled us to maintain an adequate supply of Acthar. Because of his involvement in that financing, Mr. Bradsher brings a historical perspective to our Board of Directors regarding the unique nature of the product and its importance to patients.
Stephen C. Farrell, joined our Board of Directors in November 2007. Since February 2011, Mr. Farrell has served as Chief Executive Officer of Convey Health Solutions, Inc., a healthcare business process outsourcing company. Mr. Farrell previously served as President of PolyMedica Corporation until PolyMedica was acquired by Medco Health Solutions. During his eight year tenure at PolyMedica, Mr. Farrell served in various positions, including President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. Mr. Farrell was also Executive Vice President and Chief Financial Officer of Stream Global Services, Inc., a business process outsourcing company with 17,000 employees worldwide. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell is a founder of Core Contracting Services, Inc., a start-up environmental remediation and demolition company. Mr. Farrell is currently on the board of directors of BioTime, Inc., a biotechnology company focused on regenerative medicine, an emerging field of therapeutic product development based on technologies developed in stem cell research, which he joined in March 2013. Mr. Farrell holds an A.B. from Harvard University and an M.B.A. from the University of Virginia. Mr. Farrell was also a certified public accountant from 1998 through 2012.
We believe that Mr. Farrell's qualifications to continue to serve on our Board of Directors include his significant accounting, auditing and financial reporting experience, which allows him to serve as an audit committee financial expert and as Chairman of our Audit Committee, his substantial experience as a healthcare executive, and his experience as a senior executive of a public healthcare company during a period of significant growth.
Louis Silverman joined our Board of Directors in November 2009. Since July 2012, Mr. Silverman has served as an advisor to a variety of healthcare companies and investors. Mr. Silverman served as Chief Executive Officer of Marina Medical Billing Service, a medical coding and billing company, from August 2009 through the successful sale of the company in June 2012. From August 2008 until August 2009, Mr. Silverman served as Chief Executive Officer of LifeComm, a wireless health services initiative founded by Qualcomm Incorporated. From August 2000 until August 2008, Mr. Silverman served as President and Chief Executive Officer of Quality Systems, Inc., a publicly traded, healthcare information technology company.

From May 2005 until June 2008, Mr. Silverman also served as a director of Quality Systems. During his tenure as President, Quality Systems grew from $30 million in revenue to $250 million, and the market capitalization of Quality Systems increased from $42 million to $1.2 billion. Among a host of awards, Forbes magazine recognized Quality Systems as one of its 200 Best Small Companies during each of his eight years with that company. Prior to joining Quality Systems, Mr. Silverman served as the Chief Operating Officer of CorVel Corporation, a worker's compensation managed care services company. CorVel Corporation was named to the Forbes' 200 Best Small Companies list during each year of Mr. Silverman's seven year tenure with that company. Mr. Silverman currently serves as Chairman of the Board of Comarco, Inc. Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.
We believe that Mr. Silverman's qualifications to continue to serve on our Board of Directors include his over eight years of experience as a President and Chief Executive Officer of a public healthcare information technology company during a period of significant growth and his substantial experience as an officer and director in the healthcare industry.
Virgil D. Thompson joined our Board of Directors in January 1996. Since July 2009, Mr. Thompson has served as Chief Executive Officer and director of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company. Mr. Thompson served as the President, Chief Executive Officer and as a director of Angstrom Pharmaceuticals, Inc. from November 2002 until July 2007. From September 2000 until August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc. From May 1999 until September 2000, Mr. Thompson was President, Chief Operating Officer and a member of the board of directors of Bio-Technology General Corporation, a pharmaceutical company (now Savient Pharmaceuticals, Inc.). Mr. Thompson is also the Chairman of the board of directors of Aradigm Corporation, and is a member of the board of directors of Savient Pharmaceuticals, Inc. Mr. Thompson holds a B.S. degree in pharmacy from the University of Kansas and a J.D. degree from The George Washington University Law School.
We believe that Mr. Thompson's qualifications to continue to serve on our Board of Directors include his over 40 years of significant senior management and financial oversight experience in the pharmaceutical and biopharmaceutical industries. He provides our Board of Directors with invaluable insight into the functioning of pharmaceutical companies, and his involvement on various committees of the boards of directors of other pharmaceutical companies allows him to bring meaningful perspective to the committees on which he serves.
Scott M. Whitcup, M.D., joined our Board of Directors in February 2012. Dr. Whitcup is the Executive Vice President, R&D and Chief Scientific Officer at Allergan. Previously, Dr. Whitcup was Senior Vice President and Head of the Ophthalmology Therapeutic Area at Allergan. Dr. Whitcup is on the faculty at the Jules Stein Eye Institute/David Geffen School of Medicine at UCLA and also serves as a Director on the board of directors of Avanir Pharmaceuticals, Inc., and as a member of the Biology Chair's Council at the California Institute of Technology, or Caltech. Dr. Whitcup graduated from Cornell University Medical College and completed residency training both in internal medicine at UCLA Medical Center and in ophthalmology at the Massachusetts Eye and Ear Infirmary-Harvard Medical School. Dr. Whitcup then received fellowship training in uveitis and ocular immunology at the National Eye Institute at the National Institutes of Health. Prior to coming to Allergan, Dr. Whitcup was Clinical Director of the National Eye Institute, and also served as head of the Clinical Branch and Director of the uveitis and ocular immunology fellowship program. Dr. Whitcup also served as Chair of the NIH Medical Executive Committee. Dr. Whitcup currently directs Allergan's discovery efforts and the worldwide clinical development programs that include ophthalmology, neurosciences, dermatology, plastic surgery, obesity, and urology. Dr. Whitcup's laboratory work has focused on inflammatory disease and the role of cell adhesion molecules in the pathogenesis of autoimmune disease. Dr. Whitcup is an author on over 150 scientific articles, book chapters, and a textbook on ocular inflammatory disease. Dr. Whitcup has been the recipient of numerous awards including the Cogan Award from the Association for Research in Vision and Ophthalmology (ARVO).
We believe that Dr. Whitcup's qualifications to continue to serve on our Board of Directors include his extensive experience as a director and executive officer in pharmaceutical and healthcare companies. Dr. Whitcup also provides a unique perspective to our Board of Directors because of his extensive experience and skills related to the scientific and medical field, including his significant involvement in drug discovery efforts.
GOVERNANCE OF QUESTCOR PHARMACEUTICALS
Corporate Governance Principles
We are committed to maintaining high standards of corporate governance. Our Articles of Incorporation, our Amended and Restated Bylaws and the charters of the committees of our Board of Directors provide additional framework for our corporate governance principles. Additionally, we are incorporated in the State of California, the corporation laws of which include several shareholder protection mechanisms, including cumulative voting and the ability of the holders of 10% of our outstanding common stock to call special meetings.

Our business, property and affairs are managed on behalf of our shareholders under the direction of our Board of Directors. Our Board of Directors selects the senior management team, which is charged with managing our day-to-day operations. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer and other officers and employees, by reviewing materials requested by them or otherwise provided to them and by participating in meetings of our Board of Directors and its committees. Having selected the senior management team, our Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems changes necessary or appropriate.
On an ongoing basis, our Board of Directors continues its efforts to implement shareholder-oriented corporate governance changes at Questcor. In April 2010, we adopted a Bonus Compensation Recoupment Policy, which included standards for seeking the return (claw-back) from our Chief Executive Officer and Chief Financial Officer of all or a portion of bonus awards, whether in the form of cash or equity, upon the occurrence of certain events. We anticipate that we will revise our Bonus Compensation Recoupment Policy at such time as the SEC completes its rulemaking process with respect to such policies, but we may revisit our policy in advance of SEC rulemaking. Also in April 2010, our Board of Directors adopted a stock ownership guideline for non-employee directors. Pursuant to the guideline, non-employee directors are expected, within four years of the later of (i) the adoption of the policy or (ii) the date on which a non-employee director first joins our Board of Directors, to acquire and hold 10,000 shares of our Common Stock, which includes shares beneficially owned by the non-employee director, including shares which would be “deemed” beneficially owned pursuant to Rule 13d-3 promulgated under the Exchange Act, but not shares underlying stock options or otherwise subject to a right to acquire. In 2011, we amended our 2006 Equity Incentive Award Plan to eliminate a provision in the plan which allowed for the re-pricing of stock options, which provision had not previously been utilized. The 2006 Equity Incentive Award Plan was also amended to require that stock grants, other than grants made in lieu of cash compensation, be subject to minimum time-vesting periods. Also in 2011, we formally adopted our shareholders' recommendation that we submit our executive compensation to a non-binding shareholder vote on an annual basis. This year's vote on this matter is discussed on page 37 of this Proxy Statement. In 2012, our Board of Directors established a Compliance Committee reporting to our Board of Directors to assist our Board with its oversight function regarding our compliance with healthcare laws and regulations. Our Chief Compliance Officer has a direct line of communication to the Compliance Committee, which is chaired by Dr. Whitcup.
The Nominating and Corporate Governance Committee of our Board of Directors has a goal of considering, evaluating and selectively adopting shareholder-oriented governance initiatives. Each year it considers potential corporate governance initiatives that could be implemented at Questcor, in light of evolving best practices in corporate governance, legislation and regulatory reform in the area of corporate governance. The Nominating and Corporate Governance Committee will continue to consider shareholder-oriented governance initiatives for recommendation to our Board of Directors as it deems appropriate.
Director Independence
The Board of Directors has determined that each of the directors, with the exception of Mr. Bailey, is independent (as defined under the NASDAQ Stock Market, which we refer to as NASDAQ, listing rules) for purposes of serving on our Board of Directors and each committee of which the respective directors are members. In addition to being independent, directors are expected to (i) act in the best interests of all shareholders; (ii) develop and maintain a sound understanding of our business and the industry in which it operates; (iii) prepare for and attend meetings of our Board of Directors and applicable meetings of committees of our Board of Directors; and (iv) provide active, objective and constructive participation at those meetings.
Board Leadership Structure
Our Board of Directors has, as with prior years, chosen to separate the positions of principal executive officer and Chairman of our Board of Directors. Our Board of Directors believes that it is in the best interests of our shareholders to separate the two positions because combining both positions in the same individual may concentrate too much power in the hands of a single executive. Having an independent Chairman of our Board of Directors may help facilitate communications and relations between our Board of Directors and our officers.
Board of Directors and Committee Meetings
The Board of Directors held twelve meetings during the year ended December 31, 2012. The Board of Directors has an Audit Committee, which held five meetings during the year ended December 31, 2012, a Nominating and Corporate Governance Committee, which held four meetings during the year ended December 31, 2012, a Compliance Committee, which held six meetings during the year ended December 31, 2012, and a Compensation Committee, which held twelve meetings during the year ended December 31, 2012. Each of the directors attended at least 75% of the aggregate number of meetings of both our Board of Directors and the committees on which he served, held during the period for which he was a director or committee member, respectively.

We have not adopted a formal policy on members of our Board of Directors attendance at our annual meetings of shareholders, although all members of our Board of Directors are encouraged to attend. All of the then-members of our Board of Directors attended our 2012 annual meeting of shareholders.
The Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Compliance Committee operate under written charters adopted by our Board of Directors. Current copies of all of our committees' charters are available on our website at www.questcor.com.
Committees of our Board of Directors
Audit Committee
We have a separately designated standing Audit Committee of our Board of Directors established in accordance with the requirements of Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing our financial controls, including the selection of our independent registered public accounting firm, the scope of the audit procedures, the nature of the services to be performed by and the fees to be paid to our independent registered public accounting firm, and any changes to our accounting standards. The Audit Committee is currently composed of three non-employee directors: Mr. Farrell, who serves as Chairman, Dr. Mitchell Blutt and Mr. Thompson. The Nominating and Corporate Governance Committee of our Board of Directors has recommended to our Board of Directors that the Audit Committee be composed of Mr. Farrell (as Chairman), Mr. Thompson and Mr. Bradsher following the Annual Meeting should each be elected to our Board of Directors by our shareholders. Following the Annual Meeting, our Board of Directors will determine the composition of the Audit Committee.
After reviewing the qualifications of all current Audit Committee members and any relationship they may have that might affect their independence from us or our management, our Board of Directors has determined that (i) all current Audit Committee members are “independent” as that concept is defined under Section 10A of the Exchange Act, (ii) all current Audit Committee members are “independent” as that concept is defined under the NASDAQ listing rules, (iii) all current Audit Committee members have the ability to read and understand financial statements, and (iv) Mr. Farrell qualifies as an “audit committee financial expert.” The determination set forth in (iv) of the foregoing sentence is based on a qualitative assessment of Mr. Farrell's level of knowledge and experience based on a number of factors, including his formal education and experience.
The Board of Directors will continue to assess the qualifications of the members of its Audit Committee in light of our financial complexity, position and requirements in order to serve the best interests of us and our shareholders.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management and our independent registered public accounting firm for the year ended December 31, 2012, BDO USA, LLP, which we refer to as BDO. The Audit Committee has discussed with BDO the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with BDO that firm's independence from us. The Audit Committee has also considered whether BDO's provision of non-audit services to us is compatible with maintaining the independent registered public accounting firm's independence.
Management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. As provided in its charter, the Audit Committee's responsibilities include oversight of these processes.

Based on the Audit Committee's review and the reports and discussions described above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of our Board of Directors.
Stephen C. Farrell, Chairman
Mitchell J. Blutt, M.D.
Virgil D. Thompson
Nominating and Corporate Governance Committee
We have a separately designated standing Nominating and Corporate Governance Committee of our Board of Directors. The Nominating and Corporate Governance Committee is responsible for (i) the identification of qualified candidates to become members of our Board of Directors; (ii) the selection of candidates for recommendation to our Board of Directors as nominees for election as directors at the next annual meeting of shareholders; (iii) the selection of candidates for recommendation to our Board of Directors to fill any vacancies on our Board of Directors; (iv) the selection of a candidate for recommendation to our Board of Directors as the chairperson of our Board of Directors; (v) making recommendations to our Board of Directors regarding the staffing of committees of our Board of Directors and the chairpersons of such committees; and (vi) analyzing and making recommendations to our Board of Directors regarding corporate governance matters applicable to us. The Nominating and Corporate Governance Committee is composed of three non-employee directors: Mr. Bradsher, who serves as Chairman, Dr. Blutt and Mr. Silverman. Each member of the Nominating and Corporate Governance Committee is “independent” as that concept is defined under the NASDAQ listing rules. The Nominating and Corporate Governance Committee has recommended to our Board of Directors that it be composed of Mr. Bradsher (as Chairman) and Mr. Silverman following the Annual Meeting should each be elected to our Board of Directors by our shareholders. Following the Annual Meeting, our Board of Directors will determine the composition of the Nominating and Corporate Governance Committee.
 The Nominating and Corporate Governance Committee identifies director nominees through a combination of referrals, including from shareholders, existing members of our Board of Directors and management, and direct solicitations, where warranted. The Nominating and Corporate Governance Committee is empowered to engage organizations or companies that may help the Nominating and Corporate Governance Committee identify prospective outside director candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee reviews the individual's experience and background, and may discuss the proposed nominee with the source of the recommendation. The Nominating and Corporate Governance Committee ensures that the proposed nominee is interviewed by its committee members before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors either for appointment to our Board of Directors or to stand for election by the shareholders to our Board of Directors.
The Nominating and Corporate Governance Committee will consider candidates for directors proposed by shareholders. Procedures relating to the submission of candidates to be voted upon at the Annual Meeting are set forth in our Amended and Restated Bylaws, which provide that nominations must be received not less than sixty (60) nor more than ninety (90) calendar days prior to the anniversary date of the date on which we first mailed our proxy materials for our immediately preceding annual meeting of shareholders, subject to limited exceptions. The notice of the nomination must set forth (i) the shareholder's intent to nominate one or more persons for election as a director of Questcor, the name of each such nominee proposed by the shareholder giving the notice, and the reason for making such nomination at the Annual Meeting; (ii) the name and address of the shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is proposed; (iii) the class and number of our shares of capital stock that are owned beneficially and of record by the shareholder proposing such nomination and by the beneficial owner, if any, on whose behalf the nomination is proposed; (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate the loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of our stock (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten calendar days after the record date for the meeting to disclose such ownership as of the record date); (v) any material interest of such shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the proposal is made; (vi) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) each nominee, and (C) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (vii) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed in accordance with the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our Board of Directors; and (viii) the signed consent of each nominee proposed by the shareholder giving the notice to serve as a director of Questcor if so elected.

Among the factors that the Nominating and Corporate Governance Committee considers when evaluating proposed nominees include (i) their understanding of, and commitment to, the interests of shareholders; (ii) their independence; (iii) their experience and involvement in the successful creation of shareholder value; (iv) their demonstrated commitment to good corporate citizenship, compliance with applicable laws and regulations, and efforts related to the advancement of patient care; (v) their experience in the biopharmaceutical and broader healthcare industry; and (vi) their knowledge of and experience in business matters, accounting, finance, capital markets and mergers and acquisitions. There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider other factors including the appropriate size of our Board of Directors and the overall mix of professional experience of the members of our Board of Directors. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion on the appropriateness of making a recommendation regarding any prospective candidate. The Nominating and Corporate Governance Committee welcomes unsolicited recommendations, but is under no obligation to formally respond to such recommendations.
The Nominating and Corporate Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints enhance our Board of Directors' performance. Thus, the Nominating and Corporate Governance Committee considers such diversity in selecting, evaluating and recommending proposed nominees. However, neither the Nominating and Corporate Governance Committee nor our Board of Directors has implemented a formal policy with respect to the consideration of diversity for the composition of our Board of Directors.
 Compensation Committee
We have a separately designated standing Compensation Committee of our Board of Directors. The Compensation Committee is responsible for (i) recommending the type and level of compensation for our officers; (ii) managing our equity incentive plans; (iii) approving grants under our equity incentive plans to our non-executive officers and employees; and (iv) reviewing the Compensation Discussion and Analysis as required by SEC rules, and recommending to our Board of Directors whether the Compensation Discussion and Analysis should be included in our annual proxy statement or other applicable filings. The Compensation Committee is currently composed of three non-employee directors: Mr. Silverman, who serves as Chairman of the committee, Mr. Farrell, and Mr. Thompson. Each member of the Compensation Committee is “independent” as that concept is defined under the NASDAQ listing rules. The Nominating and Corporate Governance Committee has recommended that the Compensation Committee be composed of Mr. Silverman (as Chairman), Mr. Farrell, and Mr. Thompson following the Annual Meeting, should each be elected to our Board of Directors by our shareholders. Following the Annual Meeting, our Board of Directors will determine the composition of the Compensation Committee.

Compliance Committee
We have a separately designated Compliance Committee of our Board of Directors. The purpose of the Compliance Committee is to assist the Board with its oversight of significant healthcare related compliance and regulatory issues. The Compliance Committee is responsible for (i) reviewing and overseeing our compliance program; (ii) reviewing the status of our compliance with relevant laws, regulations, and internal procedures, U.S. pharmaceutical product promotional rules and regulations, product manufacturing quality control, clinical studies quality control, and required reporting to the Food and Drug Administration; and (iii) reviewing and evaluating internal reports and external data to assess whether there are opportunities for improvement regarding our regulatory and/or compliance practices. The Compliance Committee is currently composed of four non-employee directors: Dr. Whitcup, who serves as Chairman, Mr. Farrell, Mr. Thompson and Mr. Silverman. The Nominating and Corporate Governance Committee of our Board of Directors has recommended that the Compliance Committee be composed of Dr. Whitcup (as Chairman), Mr. Farrell, Mr. Thompson and Mr. Silverman following the Annual Meeting should each be elected to our Board of Directors by our shareholders. Following the Annual Meeting, our Board of Directors will determine the composition of the Compliance Committee.

Compensation of Directors
The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Don M. Bailey(2)	$—	$—	$—	$—	$—	$—	$—
Mitchell J. Blutt, M.D.	66,250	—	263,960	—	—	—	330,210
Neal C. Bradsher	62,500	—	263,960	—	—	—	326,460
Stephen C. Farrell	83,438	—	263,960	—	—	—	347,398
Louis Silverman	71,250	—	263,960	—	—	—	335,210
Virgil D. Thompson(3)	95,938	—	307,161	—	—	—	403,099
Scott M. Whitcup, M.D.(4)	45,313	—	424,774	—	—	—	470,087

(1)
Amounts represent the aggregate grant date fair value of stock options granted in 2012 calculated in accordance with Accounting Standards Codification Topic 718 - Stock Compensation, which we refer to as ASC Topic 718, as discussed in Note 5, “Preferred Stock and Shareholders' Equity” to the financial statements included in our Form 10-K for the year ended December 31, 2012 under “Stock Compensation Plans.” At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Mitchell J. Blutt 43,911; Neal C. Bradsher 290,214; Stephen C. Farrell 137,714; Louis Silverman 91,464; Virgil D. Thompson 150,204; and Scott M. Whitcup 26,199.

(2)	Mr. Bailey is not compensated for services rendered as a director of Questcor.

(3)	Mr. Thompson received an additional option grant valued at approximately $45,000 for his service as Chairman of the board of directors.

(4)	Amount represents an initial option award granted in February 2012 and a pro-rated annual option award granted in May 2012 at the annual shareholders' meeting.
Narrative to Director Compensation Table
For 2012, equity compensation for our non-employee directors was awarded under our 2006 Equity Incentive Award Plan, with such grants awarded to the directors elected in 2012 at the 2012 annual meeting. For 2011 and prior years, equity compensation for our non-employee directors was primarily the function of our 2004 Non-Employee Directors' Equity Incentive Plan, which we refer to as the 2004 Plan, which our shareholders approved in 2004. The 2004 Plan provided for automatic grants of fixed numbers of options to non-employee directors upon their joining our Board of Directors and at the beginning of each year on which they continued to serve on our Board of Directors.
For 2012, we compensated our non-employee directors for their service on our Board of Directors with an initial grant of approximately $350,000 worth of options based on the then current Black Scholes value of such options. Annual grants thereafter would be granted with a value of approximately $275,000 worth of either options based on the then current Black Scholes value of such options or restricted shares based on the then intrinsic value of such shares. Such option grants have an exercise price equal to 100% of the fair market value of our common stock on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee director serves continuously on our Board of Directors during such time. The term of the options is ten years.
In 2012, the annual retainer for the Chairman of our Board of Directors was set at $80,000 and the annual retainer for each other non-employee member of our Board of Directors was set at $55,000. The additional annual retainer for Chairman of the Audit Committee and Chairman of the Compliance Committee was set at $22,500, the additional annual retainer for the Chairman of the Compensation Committee was set at $20,000 and the additional annual retainer of the Chairman of the Nominating and Corporate Governance Committee was set at $17,500. Additionally, other members of the Audit Committee and Compliance Committee were provided an additional retainer of $12,500, other members of the Compensation Committee were provided an additional retainer of $10,000 and other members of the Nominating and Corporate Governance Committee were provided an additional retainer of $7,500.
Director Stock Ownership Guideline
We have a stock ownership guideline for our non-employee directors. Pursuant to the guideline, non-employee directors are expected, within four years of the later of (i) the adoption of the policy or (ii) the date on which a non-employee director first joins our Board of Directors, to acquire and hold 10,000 shares of our common stock, which includes shares beneficially owned by the non-employee director, including shares which would be “deemed” beneficially owned pursuant to Rule 13d-3 of the Exchange Act, but not shares underlying stock options or otherwise subject to a right to acquire.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
Questcor Management
Biographical information for our executive officers who are not directors is set forth in our Annual Report on Form 10-K. There are no family relationships between any director or executive officer and any other director or executive officer. For a description of our Related Party Transaction Policy, please refer to the section entitled “Certain Relationships and Related Transactions” within this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our voting capital stock as of April 4, 2013 by: (i) each shareholder who is known by us to own beneficially more than 5% of our common stock; (ii) each of our named executive officers; (iii) each of our directors; and (iv) all of our directors and executive officers as a group:

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage(1)
FMR LLC and its affiliates(2)	9,236,306	15.51%
82 Devonshire Street
Boston, MA
Deerfield Mgmt. L.P. and its affiliates(3)	4,953,023	8.32%
780 Third Avenue, 37th Floor
New York, NY
BlackRock, Inc.(4)	5,032,257	8.45%
40 East 52nd Street
New York, NY
Broadwood Partners, L.P. and its affiliates(5)	3,578,660	6.01%
724 Fifth Avenue, 9th Floor,
New York, NY
The Vanguard Group, Inc.(6)	3,801,734	6.38%
100 Vanguard Blvd.
Malvern, PA
Neal C. Bradsher(7)	3,860,748	6.45%
Mitchell J. Blutt(8)	251,202	*
Stephen C. Farrell(9)	145,838	*
Louis Silverman(10)	89,692	*
Virgil D. Thompson(11)	124,578	*
Scott M. Whitcup(12)	10,801	*
Don M. Bailey(13)	1,546,676	2.55%
Stephen L. Cartt(14)	587,338	*
David J. Medeiros(15)	486,757	*
Michael H. Mulroy(16)	159,276	*
David Young, Pharm.D., Ph.D.(17)	406,237	*
All executive officers & directors as a group (11 persons)(18)	7,669,143	12.26%

*	Less than 1%.

(1)
Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act and based on an aggregate of 59,554,145 votes of our capital stock outstanding as of April 4, 2013, which consists of shares of common stock. Unless otherwise indicated, all persons named as beneficial owners of our voting capital stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

(2)
As reported by FMR LLC on Amendment No. 3 to Schedule 13G filed on February 14, 2013 by FMR LLC and Edward C. Johnson 3d, beneficial ownership, consists of 9,190,906 shares beneficially owned by FMR LLC and Edward C. Johnson 3d. and 45,400 shares beneficially owned by FIL Limited (“FIL”). Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FIL's principal business address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.. With respect to the shares beneficially held by it, FMR LLC reported that it has sole voting power with respect to 41,100 shares and sole dispositive power with respect to all 9,236,306 shares.

(3)
Based on Amendment No. 1 to Schedule 13G filed on February 14, 2013. Consists of (i) 2,109,982 shares held by Deerfield Partners, L.P. (“Partners”) and (ii) 2,843,041 shares held by Deerfield International Master Fund, L.P. (“International”). Deerfield Mgmt, L.P. is the general partner of Partners and International, Deerfield Management Company, L.P. is the investment advisor of Partners and International. Each of Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and James E. Flynn share voting power and dispositive power over all 4,953,023 shares.

(4)
Beneficial ownership includes shares of common stock beneficially owned by BlackRock, Inc. (“Blackrock”) in its capacity as a parent holding company of various subsidiaries. In an Amendment No. 3 to Schedule 13G filed on February 1, 2013, BlackRock reported that it had the sole power to vote and dispose of 5,032,257 shares held by the following of its subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited.

(5)
Broadwood Capital, Inc., as the general partner of Broadwood Partners, L.P., may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P. according to a Schedule 13D filed on March 23, 2007 by Broadwood Capital, Inc., Broadwood Partners, L.P. and Neal Bradsher, President of Broadwood Capital, Inc. Broadwood Partners, L.P., Broadwood Capital, Inc. and Neal Bradsher reported that they have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of 3,578,660 shares held by Broadwood Partners, L.P., each of Broadwood Partners, L.P., Broadwood Capital, Inc. and Neal Bradsher specifically disclaim beneficial ownership of such shares.

(6)
Beneficial ownership includes shares of common stock beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, each, a wholly-owned subsidiary of The Vanguard Group, Inc., as reported by The Vanguard Group, Inc., Amendment No. 1 to Schedule 13G filed on February 11, 2013. The Vanguard Group, Inc. reported that they have the sole power to vote or direct to vote of 79,816 shares, the sole power to dispose of or to direct the disposition of 3,724,699 shares and the shared power to dispose or to direct the disposition of 77,035 shares.

(7)
Includes 3,578,660 shares of common stock held by Broadwood Partners, L.P., and options to purchase 282,088 shares of common stock held by Mr. Bradsher, which are exercisable within 60 days of April 4, 2013. Broadwood Partners, L.P. is a private investment partnership managed by Broadwood Capital, Inc. As President of Broadwood Capital, Inc., Mr. Bradsher may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P.

(8)
Includes options to purchase 31,202 shares of common stock exercisable within 60 days of April 4, 2013. Also includes 220,000 shares of common stock owned by Consonance Capital Master Account, L.P. and may be deemed beneficially owned by Consonance Capital Advisors, L.P., of which Dr. Blutt is the managing member. As the managing member of Consonance Capital Advisors, L.P., Dr. Blutt may be deemed to have dispositive power over the shares owned by Consonance Capital Master Account, L.P.

(9)	Includes options to purchase 129,588 shares of common stock exercisable within 60 days of April 4, 2013.

(10)	Includes options to purchase 79,692 shares of common stock exercisable within 60 days of April 4, 2013.

(11)	Includes options to purchase 99,578 shares of common stock exercisable within 60 days of April 4, 2013.

(12)	Includes options to purchase 10,801 shares of common stock exercisable within 60 days of April 4, 2013.

(13)	Includes options to purchase 1,156,359 shares of common stock exercisable within 60 days of April 4, 2013.

(14)	Includes options to purchase 412,261 shares of common stock exercisable within 60 days of April 4, 2013.

(15)	Includes options to purchase 369,636 shares of common stock exercisable within 60 days of April 4, 2013.

(16)	Includes options to purchase 104,166 shares of common stock exercisable within 60 days of April 4, 2013.

(17)	Includes options to purchase 320,416 shares of common stock exercisable within 60 days of April 4, 2013.

(18)	All executive officers and directors as a group (11 persons). See footnotes (7) through (17).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge and based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.
CODE OF BUSINESS CONDUCT AND ETHICS
In 2003, we established a Code of Business Conduct and Ethics to help our officers, directors and employees comply with the law and maintain the highest standards of ethical conduct. The Code of Business Conduct and Ethics contains general guidelines for conducting our business, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. All of our officers, directors and employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and Ethics and with applicable laws and regulations. A copy of the Code of Business Conduct and Ethics can be accessed on the Internet via our website at www.questcor.com. We intend to post any amendments to, and waivers from, the Code of Business Conduct and Ethics to our website at www.questcor.com within five days following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
For the year ended December 31, 2012, we generated strong financial results, with net sales, operating income and earnings per share at levels significantly higher than in 2011.

# Questcor Pharmaceuticals, Inc.
# Operating Income 2010 - 2012

$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
Operating Income (in thousands)
12/31/10
12/31/11
12/31/12
Period Ending

During 2012, we continued to strengthen our company and achieved numerous milestones during the year, including the following:

•
Approximately 7,000 patients received new prescriptions for Acthar in 2012, primarily for the treatment of the following on-label indications: proteinuria in the nephrotic syndrome without uremia of the idiopathic type, acute exacerbations of multiple sclerosis in adults, infantile spasms in infants and children under 2 years of age, and certain rheumatology-related conditions (discussed below).

•
We continued to expand our investment in research and development. We spent approximately 104% more in this area than we spent in 2011, and over 223% more than we spent in 2008. As part of this program, we have initiated two multi-center clinical trials, continued enrollment in a third, and initiated discussions with the FDA for a fourth trial. We have approximately 70 studies or trials currently underway related to Acthar.

•
We initiated commercial efforts for Acthar in the treatment of rheumatology-related indications already included on the FDA-approved package insert for Acthar. Acthar is indicated for multiple FDA-approved rheumatology-related conditions, including its use as adjunctive therapy in psoriatic arthritis, rheumatoid arthritis, juvenile rheumatoid arthritis, and ankylosing spondylitis. Acthar is also approved by the FDA as acute or maintenance therapy in selected cases of systemic lupus erythematosus and systemic dermatomyositis (polymyositis).

•	We completed the expansion of our nephrology and neurology sales forces and initiated the expansion of our rheumatology sales force to 55 from 12 rheumatology representatives.

•	In 2012, we returned $285.5 million to our shareholders via share buybacks and dividends.
We generated strong financial results in 2012. This continued strong financial performance allowed us to continue and expand our patient focus and investments in Questcor which we believe will generate sustainable value over the long-term for our shareholders, employees, patients and all of the communities that we serve. We believe that our long-standing focus on patient health and benefit along with our ongoing strong commitment to compliance, ethics and corporate citizenship in addition to our pursuit of sustainable value creation for our investors and employees results in strong value creation over the long-term for the constituencies that we serve. As shown below, we have significantly increased shareholder value over the past 5 years:

## COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
## Amoung Questcor Pharmaceuticals, Inc., the NYSE MKT Composite Index, and the NASDAQ Pharmaceuticals Index

800
700
600
500
400
300
200
100
0
Index Value
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
Period Ending
Questcor Pharmaceuticals, Inc.
NASDAQ Pharmaceutical
NYSE MKT Composite

* $100 invested on 12/31/07 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
2012 Results of our Shareholder Vote on Executive Compensation
At our annual meeting of shareholders held in May 2012, more than 90% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders' support of our approach to executive compensation, which we believe has contributed greatly to the operating performance of the Company. The Compensation Committee continues to monitor and consider the results of such votes in its analysis of our executive compensation programs. Additionally, our general approach with respect to executive compensation for 2012 was substantially similar to the approach taken for 2011.
Philosophy and Overview of Compensation
Our compensation philosophy is designed to focus and incentivize management to pursue responsible, ethical, financial and operational performance which we believe will have a significant likelihood to increase shareholder value. Our compensation programs for our employees are designed to integrate compliance and corporate citizenship objectives with the financial interests of our shareholders. Further, we seek to balance long-term and near-term objectives. Our compensation programs are additionally intended to incorporate recruitment and retention goals and relevant industry compensation levels.
On an ongoing basis, our Board of Directors reviews and considers the competitive landscape for talent within the biopharmaceutical and healthcare industries and assesses our specific senior management skills and needs and reviews our compensation programs in the context of our market environment and goals for company success and increasing shareholder value.

 The compensation package for most of our full-time employees includes a number of standard components including base salary, bonus pay and equity incentive compensation. We examine these components separately and in combination in addressing the objectives set forth above:

•
Base Salary: Base salary is initially determined at the time an employee is hired by us and is evaluated and potentially adjusted annually based on a review of our performance and the performance of the employee during the prior year as well as the importance of the employee's skill set, their expected future contributions, and their ability to advance within Questcor. We seek to set executive base salary to be consistent with the depth of the experience, potential contribution and past and current performance of each individual executive compared to a wide range of comparably paid executives with comparable responsibilities and each executive officer's potential future contribution to Questcor.

•
Bonus Pay: All of our employees are potentially eligible to earn cash bonuses based on performance. Our Acthar representatives and their managers are eligible to earn cash bonuses based on the level of prescriptions written in their territories. The bonuses for members of our medical affairs and compliance teams were not tied solely to financial performance measures, but, rather, were based on a management by objectives (MBO) program which included factors for performance against pre-established individual, department and company objectives. All other employees were eligible to receive cash bonuses based on our achieved operating income. For these employees, which include our executive officers, the Board of Directors may adjust the bonus pool calculation to account for unusual items and reserves the right to make further discretionary adjustments before awarding bonuses from this pool based upon achievement of and compliance with certain corporate goals and objectives. For our executive officers, we compare the target bonus levels to the same benchmark data used for base salaries and, if applicable, bonus amounts in excess of a certain level of an individual's target bonus amounts are paid in the form of restricted stock.

•
Annual Cash Compensation - Base Salary plus Bonus Pay: The sum of base salary and the cash component of any bonus pay is total cash compensation. We seek to establish total cash compensation targets for our executive officers such that the total cash compensation awarded to an executive at target, combined with any stock bonus payments, is consistent with the quality and depth of the past and current performance and the potential future contribution and experience of each individual executive compared to a wide range of peer executives at comparable companies. Cash compensation earned at levels above target is based upon outstanding and above-target performance.

•
Equity Incentive Compensation: Equity incentive compensation consists of (i) long-term incentive awards, such as stock option grants or restricted stock awards, which are discretionary, and (ii) bonus amounts paid in the form of restricted stock. Equity incentive compensation is provided to further align individual, company, and shareholder interests. Individual long-term incentive awards are based on the quality and depth of the past and current performance and the potential future contribution and experience of each individual executive compared to a wide-range of peer executive officers at comparable companies. Compensation expense, as well as the impact of equity incentive awards on total diluted shares outstanding, is additionally taken into account when determining equity-based grants. Equity awards, whether in the form of options or restricted stock, may be subject to time-based or performance-based vesting. We award equity in the form of time-based stock options, performance-based stock options, and restricted stock to align the priorities of the executive to the priorities established by our Board of Directors.

Finally, we compute the total compensation expense for each employee and consider its appropriateness in meeting the objectives set out above.
We also recognize that the competitive landscape within the biopharmaceutical and healthcare industries, and our position within that landscape, is constantly evolving. We continue to monitor our compensation philosophy, objectives, and outcomes with the goal of best positioning us to continue to achieve our main objective of increasing shareholder value.
Compensation and Risk Management
Our Compensation Committee and Board of Directors evaluates, on an on-going basis, our compensation practices, including for executive officers, and seeks to avoid creating improper incentives that would result in material risk to us. The Compensation Committee and Board of Directors believe that risk is appropriately managed through a combination of operational controls, discretion in awarding compensation and our compensation program's balance between long and short-term performance incentives.

Process for Determining Executive Officer Compensation at Questcor
The Compensation Committee makes recommendations to our Board of Directors relating to compensation for our executive officers. In formulating recommendations made to our Board of Directors, the Compensation Committee reviews a variety of sources.
Chief Executive Officer Input
Our Chief Executive Officer aids our Compensation Committee by providing annual performance summaries and compensation recommendations regarding our executive officers, other than him. The performance of our Chief Executive Officer is reviewed annually by our Compensation Committee and our Board of Directors.
Market Surveys
The Compensation Committee's independent executive compensation consultant consulted compensation survey data to assist in determining market pay practices for our executive officers.
Independent Executive Compensation Consultant
As done for 2011, for 2012 the Compensation Committee commissioned Radford as an independent executive compensation consultant to assist our Compensation Committee in defining an updated industry peer group for our company as well as compiling and analyzing relevant company, industry and peer group data to inform our executive compensation plans, targets and practices. Radford does not provide any other services to us and interfaces with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of Radford in accordance with SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent compensation consultant to the Compensation Committee. The Compensation Committee periodically sought input from Radford on a range of external market factors, including evolving compensation trends, appropriate peer companies and the aforementioned market survey data. Radford also provided general observations on our compensation programs, but it did not specifically determine the amount or form of compensation for our named executive officers.
Peer Group
In setting compensation for 2012, the Compensation Committee and our Board of Directors also reviewed the compensation practices of a group of 18 specialty pharmaceutical companies. In selecting the peer group for evaluating 2012 compensation, the Compensation Committee generally selected biopharmaceutical companies with revenues between $143.4 million and $1.7 billion, and market capitalizations between approximately $900 million and $11.9 billion, although most of these peer companies were near the median of each parameter. The Compensation Committee believes it is important to re-evaluate our peer group on an annual basis due to changes in our level of net sales and market capitalization, as well as changes with respect to individual companies in the prior year's peer group. For example, our revenues and market capitalization changed significantly during 2012 which required an adjustment to the range of revenues and market capitalization used to determine the peer group. Our Compensation Committee and our Board of Directors generally view market capitalization along with revenue and growth attained as important factors in determining the peer group. The peer group companies examined by the Committee for setting 2012 compensation were as follows:

Acorda Therapeutics, Inc.	Jazz Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Medicis Pharmaceutical Corporation
Alkermes, Inc.	Myriad Genetics, Inc.
Amylin Pharmaceuticals, Inc.	Onyx Pharmaceuticals, Inc.
Biomarin Pharmaceutical Inc.	Regeneron Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Salix Pharmaceuticals, Ltd.
Endo Health Solutions	The Medicines Company
InterMune, Inc.	United Therapeutics Corporation
Vertex Pharmaceuticals, Inc.	ViroPharma Incorporated
For purposes of setting compensation for 2013, the Compensation Committee made the following adjustments to the peer group to reflect changes in revenues and market capitalization for us and certain of our peers used in setting compensation for 2012: Alexion Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc., Endo Health Solutions, InterMune, Inc., Regeneron Pharmaceuticals, Inc. and Vertex Pharmaceuticals were removed from the peer group, and Auxilium Pharmaceuticals, Incyte, Medivation and Seattle Genetics were added to the peer group. Based on these adjustments, the Compensation Committee and our Board of Directors reviewed the compensation practices of a revised and updated peer group of 16 specialty pharmaceutical companies for setting 2013 compensation. In selecting the peer group to be used for compensation decisions made in 2013, the Compensation Committee generally selected biopharmaceutical companies with revenues between $150 million and $900 million, and market capitalizations between approximately $900 million and $5.9 billion, although most of these peer companies were near the median of each parameter.
Compensation Committee
The Compensation Committee and our management use the survey data, the compensation consultant's report, and its review of the peer group to assist in the analysis of market pay practices relevant to our executive officers. The survey data, the compensation consultant's report, and the peer group company data are complementary to one another. The Compensation Committee reviewed the survey data, the compensation consultant's report, and the peer group data to compare our compensation levels to market compensation levels, taking into consideration company performance, size, and industry sector, as well as the individual executive officer's level of skill and responsibility.
The Compensation Committee uses the data contained in surveys, the compensation consultant's report, and peer group data as reference points for Compensation Committee decisions and recommendations, but without any formulaic benchmarking. These factors, together with risk management, recruitment and retention considerations, shareholder value considerations, and appropriately blending near and longer term incentive considerations provide the strategic foundation for our plans and policies. In 2012, we utilized a bonus policy driven by 2012 operating income, together with equity-based incentive compensation, to incentivize management to consider both near- and long-term investment and operational performance in their decision-making processes regarding strategic priorities and allocation of resources.
Total Compensation
The compensation package provided for each executive officer is comprised of four elements, which are described in more detail below:

•	base salary;

•	annual performance-based cash and equity bonus awards;

•	long-term stock-based incentive awards; and

•	employee benefits.
Base Salary
Executive officer base salaries are initially set at the time of hire. Base salaries are reviewed annually and adjusted as appropriate in light of the individual executive officer's responsibilities, level of performance and in comparison to how the executive officer's salary compares with the salaries of our other executive officers. We also review comparable company salary data and believe that the base salaries we provide to our executive officers are reasonable relative to the base salaries offered by similarly situated companies, including peer companies. Base salaries impact target bonus amounts which are set as a percentage of base salary, though actual bonus awards are subject to multiple factors.
Annual Performance-Based Cash and Equity Bonus Awards
It is the Compensation Committee's objective to have a substantial portion of each executive officer's compensation contingent upon our performance as well as upon his or her own level of performance and contribution to our performance against our quantitative and qualitative corporate objectives. Employees, other than Acthar representatives, their managers and members of medical affairs and compliance teams, are eligible to receive bonus compensation upon our achievement of certain levels of operating income. As in previous years, our incentive programs are designed to align pay with performance.
Our executive officers participate in our company-wide annual bonus pool. The size of the bonus pool is based on the level of “achieved operating income” which is driven by our income from operations, or operating income, under Generally Accepted Accounting Principles, which we refer to as GAAP, but subject to possible adjustments, including for items that the Compensation Committee determines to be extraordinary in nature. For 2012, the bonus pool was determined based on the following formula, which was determined at the beginning of 2012:

•	if achieved operating income was less than $128 million, the bonus pool was equal to zero;

•
if achieved operating income was at least $128 million, but less than $160 million (which reflected an increase of 41% from 2011 levels), the bonus pool was equal to (i) $2.1 million plus (ii) 5.4% of the portion of achieved operating income that exceeds $128 million, and employees at the vice-president level and above are not eligible to receive bonuses; and

•
if achieved operating income was $160 million (which reflected an increase of 41% from 2011 levels) or more, the bonus pool was equal to (i) $2.1 million plus (ii) 5.4% of all achieved operating income that exceeds $128 million plus (iii) 5.9% of the portion of achieved operating income that exceeds $160 million.

The formula described above was intended to provide bonus levels equal to target bonus amounts if the achieved operating income equaled approximately $160 million (which reflected an increase of 41% from 2011 levels).
For our executive officers, if a bonus award was calculated to be greater than a certain multiple of an executive officer's target bonus amount, then the bonus payable in cash was capped at such multiple of the target bonus amount and the executive officer was eligible to receive a separate bonus in the form of restricted stock, in the amount of the difference between the calculated amount and the cash capped amount. For our Chief Executive Officer, a bonus in excess of 2.44 times his target bonus amount would be eligible to be paid in the form of restricted stock and for the other executive officers amounts in excess of 3.0 times the applicable target bonus amount would be eligible to be paid in the form of restricted stock. The restricted shares would vest one-year following the grant date.
In determining its recommendation with respect to an executive officer's performance compensation, the Compensation Committee first considers the size and potential allocation of the objectively determined company-wide annual bonus pool and then evaluates each executive officer's individual performance using a variety of subjective factors. Our Chief Executive Officer presents his recommendations to the Compensation Committee, which may incorporate the input into its recommendations for individual executive officer performance compensation. The Compensation Committee reviews all recommendations, applies its judgment, and may make adjustments to the recommendations of the Chief Executive Officer. The Board of Directors reviews the Compensation Committee's recommendations, considers further adjustments, and ultimately is responsible for approving final award amounts. Throughout this process, the Chief Executive Officer, the Compensation Committee and our Board of Directors also consider other factors relating to our performance during the year and each executive officer's contribution to that performance.
In February 2013, the Compensation Committee and Board of Directors reviewed the Chief Executive Officer's recommendations and subsequently determined each executive officer's performance compensation for 2012. Among our performance-related factors that impacted the deliberations of the Chief Executive Officer, the Compensation Committee and our Board of Directors were the following:

•	We had strong financial results in 2012, with net sales, operating income and earnings per share increasing by 133%, 162% and 160%, respectively, from 2011 levels.

•
We continued to expand our investment in research and development. We spent approximately 104% more in this area than we spent in 2011, and over 223% more than we spent in 2008. As part of this program, we have initiated two multi-center clinical trials, continued enrollment in a third, and initiated discussions with the FDA for a fourth trial.

•
We initiated commercial efforts for Acthar in the treatment of rheumatology-related indications already included on the FDA-approved package insert for Acthar. Acthar is indicated for multiple FDA-approved rheumatology-related conditions, including its use as adjunctive therapy in psoriatic arthritis, rheumatoid arthritis, juvenile rheumatoid arthritis, and ankylosing spondylitis. Acthar is also approved by the FDA as acute or maintenance therapy in selected cases of systemic lupus erythematosus and systemic dermatomyositis (polymyositis).

•	We completed the expansion of our nephrology and neurology sales forces and initiated the expansion of our rheumatology sales force to 55 from 12 rheumatology representatives.

•	In 2012, we returned $285.5 million to our shareholders via share buybacks and dividends.
As a result, the Compensation Committee and Board of Directors carefully reviewed our strong performance during 2012 and elected to award bonuses as determined by the formula described above and set forth in the 2012 bonus policy. The Compensation Committee has the power to recommend and our Board of Directors has the ability to approve bonuses substantially in excess of or substantially less than the previously established target bonuses.
Target incentive amounts are developed for each executive officer and are set as a percent of the executive officer's base salary. The percentage is correlated to the importance and difficulty of that executive officer's role in our achieving operating income, and is part of the analysis to determine that executive officer's share of our company-wide annual bonus pool.
Generally, to qualify for an award payment, the employee must be employed continuously and in good standing through the date on which the award is paid. For executives, incentive awards approved by our Board of Directors will be paid only after the Audit Committee determines that the results for the year are finalized.

The degree to which an executive officer has performed as well as consideration of extraordinary achievements will guide, but not dictate, the Chief Executive Officer's recommendation to the Compensation Committee, the Compensation Committee's recommendation to our Board of Directors and our Board of Directors' decision. The Compensation Committee and our Board of Directors may elect to waive any conditions, accept, reject, increase, reduce or delay the Chief Executive Officer's recommendation at its sole discretion.
The award determination of our Board of Directors, if any, is final.
Our 2012 achieved operating income was driven by our GAAP operating income of $296.5 million, which amount was significantly higher than our budgeted operating income for 2012 and more than double our achieved operating income for 2011. As a result of this significant over achievement, our executive officers received bonuses of approximately five times their target bonus amounts as determined at the beginning of 2012. Our executive officers and Chief Executive Officer received their bonus amounts that were in excess of three and 2.44 times, respectively, of their target bonus amounts in the form of restricted stock.
For 2012, our Board of Directors, based on the recommendation of the Compensation Committee, determined the bonus amounts awarded to our named executive officers (other than Mr. Bailey) as follows, as compared to their 2012 incentive bonus target, expressed as a percentage of the executive officers' 2012 base salary. As explained above, in each case, the actual 2012 bonus awarded was significantly higher than an amount solely based upon the 2012 bonus target.

Name	Title	2012 Bonus Target	2012 Cash Incentive Compensation	2012 Stock Awards(1)
Stephen L. Cartt	Chief Operating Officer	70%	$1,050,000	24,879
David J. Medeiros	Executive Vice President and Chief Technical Officer	55%	$742,500	17,593
Michael H. Mulroy	Senior Vice President, Chief Financial Officer and General Counsel	50%	$660,000	15,638
David Young, Pharm.D., Ph.D.	Chief Scientific Officer	60%	$900,000	21,325

(1)	Shares granted as part of 2012 incentive compensation vest one-year following the grant date.
The awarding of the executive officers' bonus awards were contingent on the satisfactory completion of the audit of our financial statements for the year ended December 31, 2012 by our independent registered public accounting firm. While the bonus awards were paid in February 2013, the cash bonus awards were expensed in 2012 as they related to 2012 performance. The cash and equity component of the bonus awards for our executive officers are included in 2012 compensation in the Summary Compensation Table on page 30 of this proxy statement under the column headings "Non-Equity Incentive Plan Compensation" and "Stock Awards", respectively.
Long-Term Stock Based Incentive Awards
We believe that long-term stock based compensation helps drive our long-term performance by aligning the interests of our executive officers with those of our shareholders. Long-term incentive compensation also facilitates retention of executive officers and other employees through long-term vesting and wealth accumulation. Our long-term incentive compensation program is broad-based, with all of our full-time employees as of December 31, 2012 participating in the program.
We generally use stock options or restricted stock grants for long-term incentive compensation. We believe equity compensation aligns the interests of executive officers with the interests of shareholders as the value of these awards increases if and as the stock price increases. Stock options are granted with exercise prices equal to the fair market value of our common stock and we do not re-price stock options.
The Compensation Committee and our Board of Directors also take into account the price of our stock and the overall value of the grant when approving awards. We also consider the accounting impact of granting equity compensation, including the requirement to expense grant date fair value of options and restricted stock grants under ASC Topic 718.
Each year, the Compensation Committee and our Board of Directors consider guidelines relating to the maximum number of stock options and restricted shares available for granting to all employees during that year. This amount, which is not binding on the Compensation Committee or our Board of Directors, varies from year to year, based on specific hiring and retention needs as well as competitive factors, but is generally equal to approximately 2-3% of our outstanding shares. Most of our grants vest over a four year period from the date of grant and unvested options are returned to the available pool of options if an employee leaves Questcor. The Company has used a majority of its free cash flow to repurchase a significant number of shares of its common stock since 2008, which has decreased the total number of shares outstanding during this period. The Compensation Committee considers the impact of these repurchases, which it believes benefits all of our shareholders, on the total number of shares outstanding when reviewing the number of equity grants awarded to employees.
In February 2012, at a regularly scheduled meeting, our Board of Directors approved stock option grants to each of the executive officers under the 2006 Equity Incentive Award Plan. A portion of the stock options granted were     subject to time-based vesting and the remainder was subject to performance-based vesting. All of these stock options have an exercise price of $35.78 per share, the closing price of our common stock on the grant date. Each such grant allows the executive officer to acquire shares of our common stock at the $35.78 exercise price over a specified period of time, up to 10 years. As such, the option will provide a return to the executive officer only if the market price of the shares appreciates over the period that the option is vesting or is held.
The grants to our named executive officers are reflected in the compensation tables included elsewhere in this proxy statement, and are also summarized below. The table below does not include Mr. Bailey, whose compensation is discussed under “CEO Compensation” below.

Named Executive Officer	Stock Options
Stephen L. Cartt	135,000	(1)
David J. Medeiros	80,000	(2)
Michael H. Mulroy	80,000	(3)
David Young	110,000	(4)

(1)
90,000 shares of Mr. Cartt's grant are subject to time-based vesting and 45,000 shares of Mr. Cartt's grant vest upon the achievement of certain performance goals and targets. The vesting of the other 45,000 shares was subject to us generating $400 million of net sales during the fiscal year ended December 31, 2012, which was a net sales amount approximately 80% higher than our 2011 net sales of $218.2 million. As previously discussed, we surpassed this goal and, as such 50% of the 45,000-share performance option vested upon the finalization of the audit of our financial statements for 2012, with the other 50% of the 45,000-share performance option subject to monthly vesting over the 12 month period following the finalization of that audit.

(2)
60,000 shares of Mr. Medeiros's grant are subject to time-based vesting and 20,000 shares of Mr. Medeiros's grant vest upon the achievement of certain performance goals and targets. The vesting of the other 20,000 shares was subject to us generating $400 million of net sales during the fiscal year ended December 31, 2012, which was a net sales amount approximately 80% higher than our 2011 net sales of $218.2 million. As previously discussed, we surpassed this goal and, as such 50% of the 20,000-share performance option vested upon the finalization of the audit of our financial statements for 2012, with the other 50% of the 20,000-share performance option subject to monthly vesting over the 12 month period following the finalization of that audit.

(3)
60,000 shares of Mr. Mulroy's grant are subject to time-based vesting and 20,000 shares of Mr. Mulroy's grant vest upon the achievement of certain performance goals and targets. The vesting of the other 20,000 shares was subject to subject to us generating $400 million of net sales during the fiscal year ended December 31, 2012, which was a net sales amount approximately 80% higher than our 2011 net sales of $218.2 million. As previously discussed, we surpassed this goal and, as such 50% of the 20,000-share performance option vested upon the finalization of the audit of our financial statements for 2012, with the other 50% of the 20,000-share performance option subject to monthly vesting over the 12 month period following the finalization of that audit.

(4)
90,000 shares of Dr. Young's grant are subject to time-based vesting and 20,000 shares of Dr. Young's grant vest upon the achievement of certain performance goals and targets. The vesting of the other 20,000 shares was subject to us generating $400 million of net sales during the fiscal year ended December 31, 2012, which was a net sales amount approximately 80% higher than our 2011 net sales of $218.2 million. As previously discussed, we surpassed this goal and, as such 50% of the 20,000-share performance option vested upon the finalization of the audit of our financial statements for 2012, with the other 50% of the 20,000-share performance option subject to monthly vesting over the 12 month period following the finalization of that audit.

Recoupment Policy
In April 2010, we adopted a Bonus Compensation Recoupment Policy. The Bonus Compensation Recoupment Policy includes standards for seeking the return (claw-back) from our Chief Executive Officer and Chief Financial Officer of all or a portion of bonus compensation, whether in the form of cash or equity, upon the occurrence of certain events. We adopted our Bonus Compensation Recoupment Policy prior to the enactment of federal legislation mandating the SEC to implement regulations requiring publicly-traded companies to have claw-back policies. We anticipate that we will revise our Bonus Compensation Recoupment Policy at such time as the SEC completes its rulemaking process with respect to such policies, but we may revisit our policy in advance of SEC rulemaking.
Employee Benefits
In order to attract and retain employees, we provide our executive officers and other employees the following benefits:
Medical Insurance. We provide to each executive officer, the executive officer's spouse and children such health, dental and vision insurance coverage as we may from time to time make available to our other executive officers of the same level of employment. We pay 100% of the employee premium and 90% of the dependent premium for this insurance for all of our employees. We pay 100% of the dependent premiums for this insurance for our executive and non-executive officers. In addition, for all executive and non-executive officers, we provide a benefit that offers reimbursement for many out-of-pocket medical expenses including, for example, deductibles and prescription co-pays.
Life and Disability Insurance. We provide all of our employees, including our executive officers, with disability and life insurance. Employees at the director level and above, including our executive officers, receive a disability and life insurance benefit equal to two times base salary, up to $600,000.
Defined Contribution Plan. We offer a Section 401(k) Savings/Retirement Plan, which we refer to as the 401(k) Plan, a tax-qualified retirement plan, to our eligible employees, including our executive officers. The 401(k) Plan permits eligible employees to defer up to 60% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The employees' elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The plan allows for us to make matching contributions, which are equal to 100% of the first 3% of the employee contribution.
Stock Purchase Plan. Our Amended and Restated 2003 Employee Stock Purchase Plan, which qualifies under Section 423 of the Internal Revenue Code, permits participants voluntarily to invest a portion of their own funds in our stock on a discounted basis. During 2012, participants in our Amended and Restated 2003 Employee Stock Purchase Plan could purchase shares at a price equal to 85% of the stock price on the applicable three month purchase date. To pay for the shares, each participant may authorize periodic payroll deductions between 1% and 15% of his or her base cash compensation, subject to certain limitations imposed by the Code, including a limitation of no more than $25,000 purchased through this plan per calendar year. Our Amended and Restated 2003 Employee Stock Purchase Plan is available to all of our employees, including our executive officers.
Chief Executive Officer Compensation
In February 2012, at a regularly scheduled meeting, our Board of Directors reviewed the Compensation Committee's recommendations for Mr. Bailey's compensation. The Compensation Committee based its recommendation on Mr. Bailey's performance, as well as on a review of our peer group data and other available compensation survey data. Based on this recommendation, the Board of Directors set Mr. Bailey's base salary for 2012 at $800,000, and set Mr. Bailey's 2012 bonus target at 100% of his annual base salary, which was part of the analysis used by the Compensation Committee and our Board of Directors to determine his share of our company-wide annual bonus pool.
At the same meeting, our Board of Directors approved a stock option grant to Mr. Bailey under the 2006 Equity Incentive Award Plan. This stock option grant has an exercise price of $35.78 per share, the closing price of our common stock on the grant date. The grant allows Mr. Bailey to acquire up to 375,000 shares of our common stock at the $35.78 exercise price over a specified period of time, up to 10 years. 250,000 shares were subject to time-based vesting, and the remaining 125,000 shares were subject to the achievement of certain performance based criteria.
The 125,000 shares of this stock option grant subject to performance-based vesting were subject to us generating $400 million of net sales during the fiscal year ended December 31, 2012, which was a net sales amount approximately 80% higher than our 2011 net sales of $218.2 million. We surpassed this goal and, as such 50% of the 125,000-share performance option vested upon the finalization of the audit of our financial statements for 2012, with the other 50% of the 125,000-share performance option subject to monthly vesting over the 12 month period following the finalization of that audit.

Mr. Bailey and Questcor entered into an employment agreement on June 2, 2008. The terms of that employment agreement provide Mr. Bailey with certain severance and change-of-control provisions should we terminate Mr. Bailey's employment without cause or Mr. Bailey terminates his employment for good reason. Also under the terms of that agreement, Mr. Bailey would receive additional severance compensation and have the vesting of his stock options fully accelerated if his employment is terminated without cause or by Mr. Bailey for good reason in connection with a change in control of Questcor. Certain provisions of Mr. Bailey's agreement were amended in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.
In providing the employment agreement to Mr. Bailey, the Company intended that he not be subject to a tax penalty as a result of the vesting of his stock options or restricted stock being accelerated, or his receipt of severance compensation, if his employment terminates in connection with a change of control in which the shareholders of the Company receive a significant benefit. Accordingly, in the event of certain transactions providing a required return to our shareholders, our employment agreement entered into with Mr. Bailey in 2008 provides for tax protection in the form of a potential gross-up payment to reimburse Mr. Bailey for certain excise taxes imposed under Section 4999 of the Internal Revenue Code as well as additional taxes resulting from such reimbursement. If the total of all payments to which Mr. Bailey is entitled in connection with the change of control is less than 125% of the safe harbor under the applicable IRS regulations, as more fully described below in the section entitled, “Sections 280G and 4999,” then the shareholders of the Company are deemed to have not received enough of a benefit in the transaction and, as such, Mr. Bailey is not entitled to a gross-up payment and the amounts payable to him are reduced to the amount of the safe harbor.
Section 4999 imposes a 20% excise tax on each executive who receives “excess parachute payments” in connection with a change of control, and Section 280G disallows the tax deduction to the company of any amount of an excess parachute payment that is contingent on a change of control. Payments as a result of a change of control that exceed three times the executive's base amount (the average annualized taxable compensation for the five preceding years) may be considered excess parachute payments, and the excise tax is imposed on the parachute payments that exceed the executive's base amount. Pursuant to the terms of his employment agreement, if the value of the transaction causes the total of all payments to exceed 125% of the safe harbor then Mr. Bailey is entitled to a full reimbursement by us of any excise taxes that are imposed upon him as a result of the change of control, any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and any additional income and excise taxes that are imposed upon him as a result of our reimbursement of such excise or income taxes.
In February 2013, our Board of Directors assessed the recommendation of the Compensation Committee with respect to the bonus compensation amount awarded to Mr. Bailey for 2012 from our 2012 operating income driven bonus pool. The Board of Directors exercised discretion in determining the final performance compensation for our Chief Executive Officer, pursuant to its ability to approve bonuses substantially in excess of or substantially less than the previously established target bonuses. Based on our performance in 2012 and Mr. Bailey's contribution to that performance and following its review of peer group surveys, our Board of Directors awarded Mr. Bailey a bonus amount of $1,950,000 in cash, which represented approximately 144% of Mr. Bailey's annual base salary for 2012, and 71,430 shares of restricted stock which vest one-year following the grant date. While the bonus award was paid to Mr. Bailey in February 2013, the cash bonus was expensed in 2012 as it related to 2012 performance. The cash and equity component of Mr. Bailey's bonus award are included in 2012 compensation in the Summary Compensation Table on page 30 of this proxy statement under the column headings “Non-Equity Incentive Plan Compensation” and "Stock Awards", respectively.
Severance Arrangements
Each of our executive officers is party to an agreement that would provide certain benefits in the event of certain termination events. Each agreement provides that, in the event that the executive officer's employment is terminated by us other than for cause or as a result of the executive officer's disability, or the executive officer resigns his employment upon 30 days' prior written notice to us following the material decrease in the officer's responsibilities, or the material breach by us of the employment agreement, and such decrease or breach is not cured within 30 days of our notification of such breach, he will be entitled to receive severance compensation totaling six months of base salary, if such termination occurs during his first three years of employment, or twelve months of base salary, if such termination occurs following his first three years of employment. Mr. Bailey's severance compensation under the terms of his agreement provides him with twelve months of base salary.
The term “cause” is generally defined among our executive officers as the following:

•
the executive officer's material neglect of assigned duties with us or the executive officer's failure or refusal to perform assigned duties with us, which continues uncured for 30 days following receipt of written notice of such deficiency from our Board of Directors, specifying the scope and nature of the deficiency;

•	the executive officer's commission of a felony or fraud; or the executive officer's misappropriation of property belonging to us or our affiliates;

•	the executive officer's commission of a misdemeanor or act of dishonesty, which causes material harm to us;

•	the executive officer's engaging in any act of moral turpitude which causes material harm to us;

•	the executive officer's breach of the terms of the severance agreement or any trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with us; or

•
the executive officer's working for another company, partnership or other entity, whether as an employee, consultant or director, while an employee of us without the prior written consent of our Board of Directors.

Each of the severance agreements are intended to be competitive within our industry and company size, and thus allow us to attract and retain highly qualified individuals. We and each of our executive officers amended certain provisions of each officer's severance agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.
Change of Control Arrangements
Each of our executive officers is party to an agreement that provides certain benefits upon a change in control of Questcor. Each agreement provides that in the event of a change in control, 100% of such employee's stock options under any of our plans that are then unvested and outstanding shall become vested and exercisable immediately prior to a change in control of Questcor. Also, in the event of a change in control and the executive officer's employment with us is terminated involuntarily other than for cause, we shall pay the executive the sum of such executive officer's annual salary and target bonus for the year in which such termination occurs. The term “cause” is consistent with the definition used in the severance agreements discussed above. We believe it is necessary to provide these change of control benefits to attract and retain qualified officers. We also believe that these types of arrangements provide executive officers with a level of security in the event of a potential or actual change of control transaction allowing them to focus on their duties during such events. We and each of our executive officers amended certain provisions of each officer's change of control agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.
Sections 280G and 4999
Upon a change of control of Questcor, Mr. Bailey may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse Mr. Bailey for all excise taxes that are imposed on him under Section 280G and any income and excise taxes that are payable by him as a result of any reimbursements for Section 280G excise taxes, in the circumstances described above in the section entitled “Severance Arrangements.” Pursuant to the terms of his employment agreement, Mr. Bailey is entitled to a full reimbursement by us of any excise taxes that are imposed upon him as a result of the change of control, any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and any additional income and excise taxes that are imposed upon him as a result of our reimbursement of such excise or income taxes. Notwithstanding the foregoing, if the total of all payments to which Mr. Bailey is entitled in connection with the change of control is less than 125% of the safe harbor under the applicable IRS regulations, then he is not entitled to a gross up payment and the amounts payable to him are reduced to the amount of the safe harbor. The Board of Directors believed that providing this conditional benefit to Mr. Bailey in his 2008 employment agreement was appropriate since the value attributable to the acceleration of stock options is included in the calculation of parachute payments, which value is driven by stock price appreciation in which all shareholders benefit. For this purpose, the safe harbor is an amount that is equal to 2.99 times the average annualized taxable compensation reported for Mr. Bailey over the five preceding years. For purposes of the 280G calculation reflected in the table below entitled, “Potential Payments Upon Termination or Change in Control,” it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to Mr. Bailey's executing a non-competition agreement. The payment of the 280G tax gross-up, if applicable, will be payable to Mr. Bailey for any excise tax incurred regardless of whether his employment is terminated.
Policies with Respect to Equity Compensation Awards
We grant all equity incentive awards based on the fair market value as of the date of grant. The exercise price for incentive stock options is determined by referencing the closing price per share on our trading exchange on the trading date immediately preceding the grant date. For non-qualified stock options, our historic practice has been to use the closing price on the date of grant.

Option awards under the compensation programs discussed above are generally made at regularly scheduled meetings of our Board of Directors. We may also make grants of equity incentive awards at the discretion of our Board of Directors in connection with the hiring of new executive officers.
Policies Regarding Tax Deductibility of Compensation
Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). In order to attract and retain talented executive officers, the Compensation Committee may exceed such limits.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during the 2012 fiscal year an officer or employee of Questcor. During 2012, none of our executive officers served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board of Directors or Compensation Committee.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with our management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.
Respectfully submitted by the members of the Compensation Committee of our Board of Directors.
Lou Silverman, Chairman
Stephen C. Farrell
Virgil D. Thompson

Summary Compensation Table
The total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer, and each of the other named executive officers other than the Chief Executive Officer and Chief Financial Officer is summarized as follows:

Name and Principal Position	Year	Salary	Stock Awards(3)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other compensation(4)	Total
Don M. Bailey President and Chief Executive Officer	2012	$800,000	$2,207,187	$6,007,650	$1,950,000	$19,462	$10,984,299
	2011	584,875	—	2,628,815	1,332,540	12,967	4,559,197
	2010	562,380	—	744,968	487,710	7,553	1,802,611
Michael H. Mulroy Senior Vice President, Chief Financial Officer and General Counsel; Principal Accounting Officer	2012	440,000	483,214	1,281,632	660,000	20,242	2,885,088
	2011	342,147	—	938,863	468,881	17,040	1,766,931
	2010	—	—	—	—	—	—
Stephen L. Cartt Chief Operating Officer	2012	500,000	768,761	2,162,754	1,050,000	7,136	4,488,651
	2011	389,917	—	1,126,635	781,756	11,018	2,309,326
	2010	374,920	—	345,878	264,114	1,894	986,806
David J. Medeiros Executive Vice President and Chief Technical Officer	2012	450,000	543,624	1,281,632	742,500	9,131	3,026,887
	2011	362,066	—	375,545	494,945	4,755	1,237,311
	2010	348,140	—	226,151	183,936	3,053	761,280
David Young, Pharm.D., Ph.D. Chief Scientific Officer	2012	500,000	658,943	1,762,244	900,000	16,903	3,838,090
	2011	424,320	—	751,090	773,394	5,753	1,954,557
	2010	408,000	—	—	326,610	880	735,490

(1)
Amounts represent the aggregate grant date fair value of stock options that were granted in the years reported calculated in accordance with ASC Topic 718. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of ASC Topic 718. For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 5, “Preferred Stock and Shareholders' Equity” to the financial statements includes in our Form 10-K for the year ended December 31, 2012. The actual number of awards granted is shown in the “Grants of Plan-Based Awards” table included in this filing.

(2)
Amounts represent the non-equity incentive compensation earned by each named executive officer under our company-wide annual bonus pool. This compensation was awarded and paid after the actual financial results for the years for which performance was measured were known early in the following year.

(3)
Amounts represent the equity incentive compensation earned by each named executive officer under our company-wide annual bonus pool. Amounts represent the aggregate grant date fair value of stock awards that were granted after actual financial results for the years for which performance was measured were known early in the following year.

(4)	The amounts reflected in this column represent our company's contributions to the 401(k) Plan and reimbursement of certain out-of-pocket medical expenses.
Narrative to Summary Compensation Table
See Compensation Discussion and Analysis above for complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan Based Awards Table were paid or awarded and the criteria for such payment.

Grants of Plan-Based Awards in Fiscal Year 2012
The following table sets forth certain information with respect to the non-equity, stock and option awards granted during or for the fiscal year ended December 31, 2012 to each of the executives named.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target $	All Other Stock Awards: Number of Shares or Units (#)(3)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Don M. Bailey	2/15/2012	$1,950,000	71,430	375,000	$35.78	$8,214,837
Stephen L. Cartt	2/15/2012	$1,050,000	24,879	135,000	$35.78	$2,931,515
David J. Medeiros	2/15/2012	$742,500	17,593	80,000	$35.78	$1,825,256
Michael H. Mulroy	2/15/2012	$660,000	15,638	80,000	$35.78	$1,764,846
David Young, Pharm.D., Ph.D.	2/15/2012	$900,000	21,325	110,000	$35.78	$2,421,187

(1)
Amounts represent the non-equity incentive compensation earned by each named executive officer under our company-wide annual bonus pool. This compensation was awarded and paid after the actual financial results for the years for which performance was measured were known early in the following year.

(2)
Amounts represent the grant date fair value under ASC Topic 718 of stock options and restricted stock granted to the named executive officers in 2012. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of ASC Topic 718. For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 5, “Preferred Stock and Shareholders' Equity” to the financial statements included in our Form 10-K for the year ended December 31, 2012 under “Equity Incentive Plans and Share-based Compensation Expense.”

(3)	Amount represents the number of restricted stock awarded in connection with our company-wide annual bonus pool.
Narrative to Grants of Plan Based Awards Table
See the section entitled Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based. The section entitled Compensation Discussion and Analysis also describes the options and restricted stock grants.
Except for performance based options, all stock option grants vest over 48 months beginning on the grant date, subject to a one year cliff such that no stock options vest until the first anniversary of grant date at which time 25% of such options vest. All restricted stock awards vest at the end of 12 months.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on all restricted stock and stock options held by our named executive officers as of December 31, 2012. All outstanding equity awards are in shares of our common stock.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Don M. Bailey	333,339	—		—	$5.09	2/5/2018
	210,833	9,167	(2)	—	$5.10	2/25/2019
	204,166	75,834	(2)	—	$5.12	1/18/2020
	240,624	109,376	(3)	—	$14.24	2/15/2021
	—	375,000	(3)	—	$35.78	2/15/2022
Stephen L. Cartt	30,491	—		—	$5.09	2/5/2018
	95,833	4,167	(2)	—	$5.10	2/25/2019
	94,791	35,209	(2)	—	$5.12	1/18/2020
	103,125	46,875	(3)	—	$14.24	2/15/2021
	—	135,000	(3)	—	$35.78	2/15/2022
David J. Medeiros	89,428	—		—	$1.37	2/8/2017
	80,000	—		—	$5.09	2/5/2018
	67,083	2,917	(2)	—	$5.10	2/25/2019
	61,979	23,021	(2)	—	$5.12	1/18/2020
	22,916	27,084	(2)	—	$14.24	2/15/2021
	—	80,000	(3)	—	$35.78	2/15/2022
Michael H. Mulroy	59,895	65,105	(2)	—	$14.24	2/15/2021
	—	80,000	(3)	—	$35.78	2/15/2022
David Young, Pharm.D., Ph.D.	32,500	—		—	$5.77	12/31/2017
	32,187	313	(1)	—	$9.31	12/31/2018
	122,083	72,917	(2)	—	$4.54	10/29/2019
	45,833	54,167	(2)	—	$14.24	2/15/2021
	—	110,000	(3)	—	$35.78	2/15/2022

(1)	Options vest monthly over 48 months from the date of grant.

(2)	Options vest monthly over 48 months from the date of grant. The options have a 12 month cliff, whereby no options vest until after the twelfth month from the date of grant.

(3)	Options consist of both time-based vesting and vesting upon the achievement of certain performance-based goals and targets.

Option Exercises and Stock Vested During Fiscal Year 2012
The following table provides information on all stock option exercises and vesting of restricted stock awards held by our named executive officers as of December 31, 2012.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Don M. Bailey	350,000	$10,028,008	—	$—
Stephen L. Cartt	—	$—	—	$—
David J. Medeiros	—	$—	—	$—
Michael H. Mulroy	—	$—	—	$—
David Young, Pharm.D., Ph.D.	80,625	$3,050,144	—	$—

Potential Payments Upon Termination or Change in Control
The following charts summarize the potential payments and benefits to our named executive officers upon termination of employment without cause or under a change in control. The table below reflects benefits to our named executive officers assuming their employment was terminated on the last day of our reporting period, December 31, 2012, in accordance with SEC rules.

		Termination Without Cause
Officers	Benefits	Without Change of Control Within 3 Years of Employment	Without Change of Control After 3 Years of Employments	With Change of Control(1)
Don M. Bailey	Salary	$N/A	$800,000	$1,600,000
	Bonus			1,600,000
	Option Acceleration(2)			3,201,217
	280G Gross Up(3)			—
	Total	$-	$800,000	$6,401,217

Stephen L. Cartt	Salary	$N/A	$500,000	$500,000
	Bonus			350,000
	Option Acceleration(2)			1,435,605
	Total	$-	$500,000	$2,285,605

David J. Medeiros	Salary	$ N/A	$450,000	$450,000
	Bonus			247,500
	Option Acceleration(2)			898,327
	Total	$-	$450,000	$1,595,827

Michael H. Mulroy	Salary	$ N/A	$440,000	$440,000
	Bonus			242,000
	Option Acceleration(2)			812,510
	Total	$-	$440,000	$1,494,510

David Young, Pharm.D., Ph.D.	Salary	$250,000	$500,000	$500,000
	Bonus			300,000
	Option Acceleration(2)			2,298,752
	Total	$250,000	$500,000	$3,098,752

(1)
We assumed the termination or a change in control took place on December 31, 2012, and the potential payments upon termination were calculated based on the terms of the most current agreements with the officers.

(2)
The value of accelerated vesting of options and restricted stock was estimated under the intrinsic method. The closing price of our stock on December 31, 2012 was compared to the exercise prices to determine the spread for each option or share of restricted stock, and the spread was applied to the “in-the-money” options and shares of restricted stock that were unvested as of December 31, 2012. For the purpose of this calculation, we used $26.72 per share which was the closing price on the last business day of the fiscal year.

(3)
See the discussions above entitled “Sections 280G and 4999” and “Chief Executive Compensation” for a description of the tax gross-up benefit payable to Mr. Bailey, if any. For the purpose of this calculation, we used $26.72 per share which was the closing price on the last business day of the fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have a Related Party Transaction Policy which is administered by the Audit Committee. This is a written policy which applies to any transaction or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $25,000 and a related person has a direct or indirect material interest. Under the Related Party Transaction Policy, all such transactions shall be presented to either the Audit Committee or the independent members of our Board of Directors for review and approval in advance of such transactions. If it is not feasible to obtain advance approval of a related party transaction, such transactions shall be subject to Audit Committee ratification and we may enter into such transactions prior to obtaining advance approval only if the terms of such transactions allow them to be rescinded at no cost to us in the event they are not ratified by the Audit Committee. Any material change to an approved related party transaction shall be subject to further approval or ratification by the Audit Committee.
Kirsten Fereday, the daughter of Don M. Bailey, our Chief Executive Officer, was employed by us during 2012 as our Director, Business Analytics and Evaluation, and received total cash and equity compensation for the year ended December 31, 2012 equal to approximately $319,474 in cash compensation, $102,415 in option grants (value based on Black-Scholes valuation), and $180,318 in restricted stock grants (value based on intrinsic value method). The restricted stock grant to Ms. Fereday in 2012 was part of a company-wide decision by the Board to grant all non-executive employees certain equity compensation in 2012 in lieu of granting such equity compensation in 2013. Ms. Fereday's employment was approved in accordance with the Related Party Transaction Policy and our Chief Executive Officer is not involved in the determination of Ms. Fereday's compensation.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC rules and with the wishes of our shareholders expressed at our annual meeting of shareholders held in May 2011, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as described below. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. The Compensation Discussion and Analysis, beginning on page 18 of this proxy statement, describes our executive compensation program and the decisions made by our Compensation Committee for 2012 in more detail.
At our annual meeting of shareholders held in May 2012, more than 90% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders' support of our approach to executive compensation. Our approach with respect to executive compensation in 2012 was substantially similar to the approach taken in 2011, which we believe is appropriate given the similar level of growth achieved in 2012 relative to 2011, as illustrated in the table below:

	Years Ended December 31,
	2012	2011	Growth ($)	Growth (%)
Net Sales	$509,292	$218,169	$291,123	133%
Operating Income	$296,527	$113,118	$183,409	162%
Net Income	$197,675	$79,591	$118,084	148%
Diluted EPS	$3.14	$1.21	$1.93	160%
As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will continue to consider the outcome of the vote when making future compensation decisions and policies regarding named executive officers. We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).
Vote Required
Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected BDO as our independent registered public accounting firm for the year ending December 31, 2012, and has further directed that management submit the selection of this independent registered public accounting firm for ratification by our shareholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, our Board of Directors is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, our Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

Principal Accountant Fees and Services
The following table presents fees for professional services rendered by BDO for the audit of our financial statements for the years ended December 31, 2012 and 2011, as applicable, during those periods.

	2012	2011
Audit Fees	$412,000	$374,000
Audit-Related Fees	30,000	4,000
Tax Fees	—	—
All Other Fees	—	—
Total	$442,000	$378,000
Audit fees include the audit of our annual financial statements presented in our Annual Report on Form 10-K, reviews of interim financial statements presented in our Quarterly Reports on Form 10-Q and accounting, reporting and disclosure consultations related to those audits, fees related to consents and reports in connection with regulatory filings and attestation services related to Sarbanes-Oxley compliance. Tax fees include tax return preparation and tax consultation services.
Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of BDO, and has concluded that the provision of such services to the degree utilized is compatible with maintaining the independence of our registered public accounting firm. All services provided by BDO in 2012 and 2011 were pre-approved by the Audit Committee after review of each of the services proposed for approval.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All fees of BDO for the year ended December 31, 2012 were approved by the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3.

Recommendation of our Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2013.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended December 31, 2012 (without exhibits), is being made available to each shareholder with this Proxy Statement. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

By Order of our Board of Directors,

Michael H. Mulroy Corporate Secretary
Anaheim, California
April 12, 2013

QUESTCOR®

**IMPORTANT ANNUAL MEETING INFORMATION** 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2013.**

### Vote by Internet

- Go to **www.envisionreports.com/QCOR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A ITEMS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3.

1. ELECTION OF DIRECTORS:

Nominees: 01 - Don M. Bailey, 02 - Neal C. Bradsher, 03 - Stephen C. Farrell, 04 - Louis Silverman, 05 - Virgil D. Thompson, 06 - Scott M. Whitcup

☐ To Vote FOR All Nominees ☐ To WITHHOLD Vote From All Nominees

☐ **For All Except** - To withhold your vote from a specific nominee or nominees, mark the box to the left and also mark the numbered box(es) below corresponding to the number(s) of the nominee(s) listed above from whom you wish to withhold your vote.

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐

Instruction: Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of Directors. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.

☐ ____________________________________________

| | For | Against | Abstain |
|---|---|---|---|
| 2. PROPOSAL TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. | ☐ | ☐ | ☐ |
| 3. PROPOSAL TO RATIFY THE SELECTION OF BDO USA, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013. | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.**

C 1234567890 JNT

1 U P X 1 6 0 2 1 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01MLBA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — QUESTCOR PHARMACEUTICALS, INC.

**Proxy Solicited by the Board of Directors**
**Annual Meeting of Shareholders – May 24, 2013**

The undersigned hereby nominates, constitutes and appoints Don M. Bailey and Michael H. Mulroy, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Questcor Pharmaceuticals, Inc. which the undersigned is entitled to represent and vote at the 2013 Annual Meeting of Shareholders to be held on May 24, 2013 at 8:00 a.m. local time at the northern California office of Questcor Pharmaceuticals, Inc., located at 26118 Research Place, Hayward, California 94545, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as on the reverse side hereof.

**THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. EACH SHARE IS ENTITLED TO ONE VOTE PER NOMINEE UNLESS A SHAREHOLDER REQUESTS CUMULATIVE VOTING AT LEAST 48 HOURS BEFORE THE MEETING. IF CUMULATIVE VOTING FOR THE ELECTION OF DIRECTORS IS REQUESTED, THE PROXIES, UNLESS OTHERWISE DIRECTED, SHALL HAVE FULL DISCRETION AND AUTHORITY TO CUMULATE THEIR VOTES AND VOTE AS THEY BELIEVE WILL ENSURE THE ELECTION OF AS MANY OF THE NOMINEES AS POSSIBLE. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.**

**WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.**

**IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.**

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.**